Filed Pursuant to Rule 424(b)(5)
Registration No. 333-240467
PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 11, 2020)
6,000,000 Shares

Common Stock

This is a public offering of shares of common stock of CarParts.com, Inc.
We are offering 4,000,000 shares of our common stock. The selling stockholder identified in this prospectus supplement is offering an additional 2,000,000 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholder. Our common stock is currently listed on the Nasdaq Global Market under the symbol “PRTS.” The last reported sale price of our common stock on August 13, 2020 was $14.54 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement, beginning on page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.
	PER SHARE	TOTAL
Offering price	$13.00	$78,000,000
Underwriting discounts and commissions(1)	$0.5746	$3,447,600
Proceeds to us, before expenses	$12.4254	$49,701,600
Proceeds to the selling stockholder, before expenses	$12.4254	$24,850,800
1.	See “Underwriting” beginning on page S-26 for a description of the compensation payable to the underwriters.
We have granted the underwriters an option exercisable for a period of 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate 900,000 additional shares from us.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we and the selling stockholder are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
Book-Running Manager
RBC Capital Markets
Lead Manager
Craig-Hallum Capital Group
Co-Managers
D.A. Davidson & Co.	Roth Capital Partners

The date of this Prospectus is August 13, 2020.
Delivery of the shares of common stock is expected to be made on or about August 18, 2020.

PROSPECTUS SUPPLEMENT
PROSPECTUS
You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we and the selling stockholder have authorized for use in connection with this offering. Neither we, nor the selling stockholder nor any of the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, nor the selling stockholder, nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, and any free writing prospectus that we have authorized for use in
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connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of the prospectus supplement entitled “Where You Can Find More Information” and “Information Incorporated by Reference” and in the sections of the accompanying prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”
ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing. You should read both this prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference before making an investment decision.
We and the selling stockholder have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the selling stockholder, nor the underwriters, take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of any offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and in any related free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
This prospectus supplement may add to, update or change the information in the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.
Unless the context requires otherwise, as used in this report, the terms “CarParts.com,” the “Company,” “we,” “us” and “our” refer to CarParts.com, Inc. and its subsidiaries.
U.S. Auto Parts®, U.S. Auto Parts Network™, Kool-Vue®, JC Whitney®, Carparts.com®, and Evan Fischer®, amongst others, are our United States trademarks. All other trademarks and trade names appearing in this report are the property of their respective owners.
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PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights selected information contained or incorporated by reference elsewhere in this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus that we have authorized for use in connection with this offering, including the information under the caption “Risk Factors” herein and therein and under similar headings in the documents that are incorporated by reference herein or therein. You should also carefully read the other information incorporated by reference into this prospectus supplement, including our consolidated financial statements and the related notes, and the exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus is a part. Unless the context otherwise requires, the terms “CarParts.com,” “the Company,” “we,” “us,” and “our” in this prospectus refer to CarParts.com, Inc., and its subsidiaries.
The Company
We are a leading online provider of automotive aftermarket parts. Our vision is that vehicle repairs and upgrades are easy and affordable. Our mission is to provide an exceptionally easy experience for our customers. Our mantra is “make it easy for our customers.” Our five core values are: customer focus, teamwork, integrity, quality, and continuous improvement.
We principally sell our products, identified as stock keeping units (“SKUs”), to individual consumers through our network of websites and online marketplaces. Our user-friendly websites provide customers with a comprehensive selection of approximately 830,000 SKUs with detailed product descriptions, attributes and photographs. We have developed a proprietary product database that maps our SKUs to product applications based on vehicle makes, models and years.
Our online sales channel and relationships with suppliers enable us to eliminate intermediaries in the traditional auto parts supply chain and to offer a broader selection of SKUs than can easily be offered by offline competition.
We were incorporated in California in 1995 as a distributor of aftermarket auto parts and launched our first website in 2000. We reincorporated in Delaware in 2006 and expanded our online operations, increasing the number of SKUs sold through our e-commerce network, adding additional websites, improving our internet marketing proficiency, and commencing sales on online marketplaces. Like most e-commerce retailers, our success depends on our ability to attract online consumers to our websites and convert them into customers in a cost-effective manner. Our efforts to improve the website purchase experience for our online customers have included our efforts to: (1) help our customers find the parts they want to buy through a customized and guided shopping experience specific to key part names; (2) increase order size across our sites through improved recommendation engines; and (3) provide leading customer service and product support.
We intend to continue to implement strategies designed to build and increase our customer lifetime value by focusing on increasing gross profit after freight per transaction, transaction attachment rate, repeat purchases and conversion. We are in the process of adding resources to our marketing, user experience and technology teams to drive new investment in organic and paid search, retention marketing and improvements to our technology infrastructure. We also plan to continue to restructure the organization to focus on our most prominent e-commerce website, carparts.com, and provide users of our site with the same or better experience than they would receive on the marketplace sites such as Amazon and eBay. We will therefore continue to place a significant effort on restructuring our data and catalog methodologies to enhance the discovery of products and make our catalog a stronger competitive advantage on our e-commerce sites. We expect to start to receive the benefits from some of these investments towards the end of the year. We are also taking steps to offset some of the freight and competitive pressure which have impacted our gross margin, including developing exclusive private label parts not readily available to our competitors, delivering improved customer experience and making changes to our supply chain by getting closer to the customer to realize freight savings.
We report on a 52/53-week fiscal year, ending on the Saturday nearest the end of December. References to 2019 and 2018 relate to the 52-week fiscal years ended December 28, 2019 and December 29, 2018.

Recent Developments
On July 27, 2020, we changed our name to “CarParts.com, Inc.” and filed a Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company reflecting the change of our name to “CarParts.com, Inc.” In addition, on July 23, 2020, we adopted Amendment No. 2 to the Amended and Restated Bylaws of the Company to (i) reflect the change of our name to “CarParts.com, Inc.” effective upon filing the certificate of amendment and (ii) to adopt an exclusive forum provision to provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any claims under the Securities Act of 1933, as amended.
Operational Highlights
As disclosed in our earnings release dated August 10, 2020, net sales in the second quarter of 2020 increased 61% to a record $118.9 million compared to $73.7 million in the year-ago quarter. The increase is attributable to a variety of factors including, but not limited to, improved product mix, supply chain optimizations and increased traffic on our website, carparts.com.
In the second quarter of 2020 we reported revenue of $119 million, revenue growth year of year of 61%, gross profit of $41 million, gross margin of 34%, percentage of our revenue from our private label was 88% and we have three distribution centers with a fourth expected to open in late 2020. Our second quarter revenue mix was 69% from collision parts, 25% from engine parts and 6% from performance parts and accessories. Our e-commerce (“DTC”) is our fast growing channel. DTC as a % of our revenue has increased since the second quarter of 2019. DTC as a % of our revenue in the second quarter of 2019 was 46.6%, 49.9% in the third quarter of 2019, 48.5% in the fourth quarter of 2019, 57.3% in the first quarter of 2020 and 59.8% in the second quarter of 2020. We believe the total addressable market (“TAM”) for our products is $500 billion as consumers move from purchases at brick and mortar shops to online shopping, with approximately $15 billion related to online sales of North American aftermarket auto parts. In addition, we believe that, based on industry research, the average U.S. vehicle age has increased from 8.8 years in 1999 to 11.8 years in 2019, with approximately 284 million vehicles currently registered in the United States. We believe that our pure play DTC with two day shipping to approximately 96% of the United States will continue to be an opportunity for our business. According to research survey conducted by the underwriters, when choosing between shopping online or in store the three most important consumer considerations are convenience (72%), cost of product (72%) and shipping options/delivery speeds (57%). We believe that with our soon to be four distribution centers and the fact that 61% of our products are eligible for one (1) day shipping, we are strategically positioned to take advantage of changing consumer preferences from brick and mortar stores to online shopping. We believe that our business model is capital efficient due to our diversified supplier relations with capital efficient distribution capabilities. As a result we have >3x inventory turnover and <4% capex/revenue. We also believe that the over 2 million labor hours we have devoted to our catalogue, combined with our vertically integrated supply chain, provides us with a competitive advantage, including more than 500 basis points of cost savings compared to our competition.
Corporate Information
We were incorporated in California in 1995 and reincorporated in Delaware in 2006. Our principal executive offices are located at 2050 W. 190th Street, Suite 400, Torrance, CA 90504, and our telephone number is (424) 702-1455. Our flagship website is located at www.carparts.com, and our corporate website is located at www.carparts.com/investor. The information on, or that may be accessed through, our websites is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

THE OFFERING
The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock.”
Issuer
CarParts.com, Inc.
Common stock offered by us
4,000,000 shares of common stock (or 4,900,000 shares of common stock if the underwriters exercise their option to purchase additional shares in full).
Common stock offered by the selling stockholder
2,000,000 shares of common stock.
Offering price
$13.00 per share.
Common stock outstanding immediately after this offering
46,420,566 shares of common stock (or 47,320,566 shares of common stock if the underwriters exercise their option to purchase additional shares in full).
Underwriters’ option
The underwriters have been granted an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional shares from us at the public offering price, less the underwriting discount.
Use of proceeds
The net proceeds from the sale of shares of our common stock that we are offering will be approximately $49.6 million (or approximately $60.78 million from the sale of shares of common stock if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discount and estimated offering expenses payable by us. We currently expect to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page S-6 for additional information.
We will not receive any proceeds from the sale of any shares of our common stock by the selling stockholder.
Risk factors
See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our common stock.
Listing
Our common stock is listed on The Nasdaq Global Market, or Nasdaq, under the symbol “PRTS”.
Unless otherwise indicated, information in this prospectus supplement and the accompanying prospectus with respect to the number of shares of our common stock to be outstanding immediately after the consummation of this offering is based on 42,420,566 shares of common stock outstanding as of August 6, 2020, and does not reflect:
•	7,782,359 shares of common stock issuable upon the exercise of outstanding stock options;
•	3,051,989 additional shares of common stock reserved for issuance pursuant to outstanding equity awards issued under our equity compensation plans; and
•	1,371,285 shares of common stock reserved for future awards pursuant to our equity compensation plans.
Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase up to an 900,000 additional shares of common stock from us.

RISK FACTORS
An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our filings with the SEC, which are incorporated by reference in their entirety, together with other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference, and any free writing prospectus that we have authorized for use in connection with this offering. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.
This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus supplement are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements.
Risks Related to this Offering
We will have broad discretion in the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.
We will have broad discretion over the use of proceeds from this offering. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment in us. Our failure to apply the net proceeds of this offering effectively could result in financial losses that could materially impair our ability to pursue our growth strategy, cause the price of our common stock to decline or require us to raise additional capital.
Purchasers in this offering will incur immediate and substantial dilution in the book value of their investment as a result of this offering.
Since the public offering price for our common stock in this offering is substantially higher than the net tangible book value per share of our common stock outstanding prior to this offering, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase shares in this offering. The issuance of additional shares of our common stock could be dilutive to stockholders if they do not invest in future offerings. In addition, we have a significant number of options to purchase shares of our common stock outstanding. If these options are exercised, you may incur further dilution. Moreover, to the extent that we issue additional options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.
Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.
Under Section 382 and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. As of December 31, 2019, we estimate that we had approximately $85,830 of net operating loss carryforwards and capital loss carryforwards of $0 We may, upon completion of this offering, or in the future as a result of subsequent shifts in our stock ownership, experience, an “ownership change.” Thus, our ability to utilize carryforwards of our net operating losses and other tax attributes to reduce future tax liabilities may be substantially restricted. At this time, we have not completed a study to assess whether an ownership change under Section 382 of the Code may occur in the foreseeable future, or whether we have experienced any ownership changes in the past due to the costs and complexities associated with such a study. Further, U.S. tax laws limit the time during which these carryforwards may be applied against future taxes. Therefore, we may not be able to take full advantage of these carryforwards for federal or state tax purposes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus that we may authorize for use contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions, or the negative of these terms, or similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks and uncertainties in greater detail in the risk factors incorporated by reference herein under the heading section captioned “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference.
Forward-looking statements are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS
We estimate the net proceeds to us from the shares offered by us in this offering will be approximately $49.6 million, after payment of underwriting discounts and commissions and estimated offering expenses payable by us.
We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder. However, we have agreed to pay expenses incurred by the selling stockholder in connection with the offering, other than the underwriting discounts and commissions.
The principal purposes of this offering are to increase our financial flexibility, facilitate an orderly distribution of our shares by selling stockholders and increase our public float. Although we have not yet determined with certainty the manner in which we will allocate the net proceeds of this offering from the sale of our common stock by us, we expect to use the net proceeds from this offering for working capital and other general corporate purposes.
The expected use of net proceeds from this offering from the sale of our common stock by us represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we intend to invest the net proceeds of this offering in a variety of capital-preservation investments, including short- and intermediate-term, interest-bearing investment-grade securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
We are a leading online provider of aftermarket auto parts, including collision parts, engine parts, and performance parts and accessories. We sell our products to individual consumers through www.carparts.com, online marketplaces and offline to wholesale distributors. Our user friendly and flagship website, www.carparts.com, provides customers with a broad selection of SKUs, with detailed product descriptions and photographs. Our proprietary product database maps our SKUs to product applications based on vehicle makes, models and years. Our corporate website is located at www.carparts.com/investor. The inclusion of our website addresses in this prospectus supplement does not include or incorporate by reference into this prospectus supplement any information on our websites.
We believe our strategy of disintermediating the traditional auto parts supply chain and selling products directly to customers over the Internet allows us to efficiently deliver products to our customers. Industry-wide trends that support our strategy include:
1. Number of SKUs required to serve the market. The number of automotive SKUs has grown dramatically over the last several years. In today’s market, unless the consumer is driving a high volume produced vehicle and needs a simple maintenance item, the part they need is not typically on the shelf at a brick-and-mortar store. We believe our user-friendly websites provide customers with a favorable alternative to the brick-and-mortar shopping experience by offering a comprehensive selection of approximately 830,000 SKUs with detailed product descriptions, attributes and photographs combined with the flexibility of fulfilling orders using both drop-ship and stock-and-ship methods.
2. U.S. vehicle fleet expanding and aging. The average age of U.S. light vehicles, an indicator of auto parts demand, remained near record-highs at 11.8 years during 2019, according to the U.S. Auto Care Association. In addition, IHS, a market analytics firm, found that the total number of light vehicles in operation in the U.S. has increased to record levels, and should continue to rise through 2020. We believe an increasing vehicle base and rising average age of vehicles will have a positive impact on overall aftermarket parts demand because older vehicles generally require more repairs. In many cases we believe these older vehicles are driven by do-it-yourself ("DIY") car owners who are more likely to handle any necessary repairs themselves rather than taking their car to the professional repair shop.
3. Growth of online sales. The U.S. Auto Care Association estimated that overall revenue from online sales of auto parts and accessories would reach almost $20 billion by 2022. Improved product availability, lower prices and consumers’ growing comfort with digital platforms are driving the shift to online sales. We believe that we are well positioned for the shift to online sales due to our history of being a leading source for aftermarket automotive parts through online marketplaces and our network of websites.
Impact of COVID-19
The challenges posed by the COVID-19 pandemic on the United States and global economy increased significantly in March and some challenges continued through the second quarter of 2020. Since the onset of the pandemic, our top priority remains the health and safety of our employees as most have continued to work from home, in addition to ensuring our customers continue receiving our high-quality, personalized service. Our distribution centers had no significant disruptions and remain operational while our safety protocols direct employees onsite continue to adhere to, and follow, the COVID-19 safety guidelines recommended from the Centers for Disease Control and Prevention (“CDC”).
COVID-19 had only minimal disruptions on our business as sales for the twenty-six weeks ended June 27, 2020 were unfavorably impacted primarily in mid to late March during the initial stages of COVID-19 stay-at-home orders. However, the ultimate extent of the effects from the COVID-19 pandemic on the Company, our financial condition, results of operations, liquidity, and cash flows will be dependent on evolving developments which are uncertain and cannot be predicted at this time. See the “Risk Factors” section in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Cybersecurity Matters
On June 28, 2020, we detected a ransomware attack on our network that disrupted access to some of our systems. We immediately took steps to isolate the affected systems and contain the disruption to our information technology infrastructure, including taking some systems offline as a precautionary measure. Our internal IT team subsequently restored and recovered the affected IT systems to full functionality. We engaged third party consultants and law enforcement to investigate the incident, and we internally have found no evidence that sensitive customer data was compromised or stolen from the IT systems, although our investigation is continuing. We believe there has not been any, current or expected future, material impact to our business, results of operations or financial condition because of this ransomware attack. In order to mitigate the likelihood of similar future events, we have implemented enhanced security features and monitoring procedures.
Executive Summary
For the second quarter of 2020, our operations generated net sales of $118,930, compared with $73,687 for the second quarter of 2019, representing an increase of 61.4%. Our operations incurred net income of $1,568 for the second quarter of 2020 compared to a net loss of $1,457 for the second quarter of 2019. Our operations generated a net income (loss) before interest expense, net, income tax provision (benefit), depreciation and amortization expense, amortization of intangible assets, plus share-based compensation expense, and in 2019, costs related to our customs issues and employee transition costs (“Adjusted EBITDA”) of $5,557 in the second quarter of 2020 compared to $1,425 in the second quarter of 2019. Adjusted EBITDA, which is not a Generally Accepted Accounting Principle (“GAAP”) measure. See the section below titled “Non-GAAP measures” for information regarding our use of Adjusted EBTIDA and a reconciliation from net income (loss).
Net sales increased in second quarter of 2020 compared to the second quarter of 2019 primarily due to an increase in our online sales offset slightly by a decrease in our offline sales. Our online sales, which include our e-commerce and online marketplace sales channels, contributed 94.7% of total net sales and our offline sales, which consist of our Kool-Vue® and wholesale operations, contributed 5.3% of total net sales. Our online sales increased by $45,912, or 68.8%, to $112,623 compared to the same period last year due to an increase in e-commerce sales, primarily driven by our sales growth from our flagship website, CarParts.com. Our offline sales decreased by $669, or 9.6%, to $6,307 compared to the same period last year primarily due to a decrease in sales from our wholesale operations. Gross profit increased by 87.6% to $40,829. The increase in gross profit was primarily due to improved product mix, as well as supply chain optimizations.
Total expenses, which primarily consisted of cost of sales and operating expense, increased in the second quarter of 2020 compared to the same period in 2019. The changes in both cost of sales and operating expense are described in further detail under — “Results of Operations” below.
We continue to pursue the following strategies in order to improve our operating performance:
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We have returned to positive e-commerce growth by continuing to focus on making the auto parts purchasing process as easy and seamless as possible. We plan to continue to provide unique catalog content and provide better content on our websites with the goal of improving our ranking on the search results.

•
We continue to work to improve the website purchase experience for our customers by (1) helping our customers find the parts they want to buy by reducing failed searches and increasing user purchase confidence; (2) implementing guided navigation and custom buying experiences specific to strategic part names; (3) increasing order size across our sites through improved recommendation engines; (4) improving our site speed; and (5) creating a frictionless checkout experience for our customers. In addition, we intend to continue to improve our mobile enabled websites to take advantage of shifting consumer behaviors. These efforts are intended to increase the number of repeat purchases, as well as contribute to our sales growth.

•
We continue to work towards becoming one of the preferred low price options in the market for aftermarket auto parts and accessories. We also continue to offer lower prices by increasing foreign sourced private label products as they are generally less expensive and we believe provide better value for the consumer. We believe our product offering will grow our sales and improve our margins.

•	We continue to increase product selection by being the first to market with many new SKUs. We currently have over 60,000 private label SKUs and over 770,000 branded SKUs in our product selection. We will continue to seek to add new categories and expand our existing specialty categories. We believe continued product expansion will increase the total number of orders and contribute to our sales growth. Additionally, we plan to continue to maintain certain in-stock inventory throughout the year to provide consistent service levels and improve customer experience.
•	We continue to implement cost saving measures.
Non-GAAP measures
Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA consists of net income (loss) before (a) interest expense, net; (b) income tax provision (benefit); (c) depreciation and amortization expense; and (d) amortization of intangible assets; while Adjusted EBITDA consists of EBITDA before share-based compensation expense, and in 2019, costs related to our customs issues and employee transition costs.
We believe that these non-GAAP financial measures provide important supplemental information to management and investors. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company’s business and results of operations.
Management uses Adjusted EBITDA as one measure of the Company’s operating performance because it assists in comparing the Company’s operating performance on a consistent basis by removing the impact of stock compensation expense and the costs associated with the customs issue, as well as other items that we do not believe are representative of our ongoing operating performance. Internally, this non-GAAP measure is also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; and for evaluating the effectiveness of operational strategies. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the ongoing operations of companies in our industry.
This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net income (loss) from operations to Adjusted EBITDA for the periods presented (in thousands):
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net income (loss)	$1,568	$(1,457)	$590	$(5,038)
Depreciation & amortization	1,634	1,511	3,532	3,040
Amortization of intangible assets	25	25	50	50
Interest expense, net	490	487	1,149	894
Taxes	118	(186)	154	(465)
EBITDA	$3,835	$380	$5,475	$(1,519)
Stock compensation expense	$1,722	$613	$4,385	$1,163
Employee transition costs(1)	—	283	—	1,269
Customs costs(2)	—	149	—	415
Adjusted EBITDA	$5,557	$1,425	$9,860	$1,328
(1)	We incurred employee transition costs related to the transition of our executive management team including severance, recruiting, hiring bonus and relocation costs.
(2)	We incurred port and carrier fees and legal costs associated with our customs related issues.
The table below reconciles net loss from continuing operations to Adjusted EBITDA for the periods presented (in thousands):
	Fifty-two weeks ended
	December 28, 2019	December 29, 2018
Net loss from continuing operations	(31,548)	(4,889)
Depreciation & amortization	6,252	5,802
Amortization of intangible assets	100	185
Interest expense, net	1,897	1,595
Taxes	21,437	(329)
EBITDA	$(1,862)	$2,364
Stock compensation expense	$3,656	$3,595
Employee transition costs(1)	2,274	774
Customs Costs(2)	464	5,046
Proceeds from AutoMD sale	—	(1,400)
Adjusted EBITDA	$4,532	$10,379
(1)	We incurred employee transition costs related to the transition of our executive management team including severance, recruiting, hiring bonus and relocation costs.
(2)	We incurred port and carrier fees and legal costs associated with our customs related issues.

Results of Operations
Operating Results for the Thirteen and Twenty-Six Weeks Ended June 27, 2020 Compared to the Thirteen and Twenty-Six Weeks Ended June 29, 2019
The following table sets forth selected statement of operations data for the periods indicated, expressed as a percentage of net sales:
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	65.7	70.5	65.8	71.8
Gross profit	34.3	29.5	34.2	28.2
Operating expense	32.5	31.2	33.3	31.4
Income (loss) from operations	1.8	(1.6)	0.9	(3.1)
Other income (expense):
Other income, net	0.0	0.1	0.0	0.0
Interest expense	(0.4)	(0.7)	(0.6)	(0.6)
Total other expense, net	(0.4)	(0.6)	(0.6)	(0.6)
Income (loss) before income taxes	1.4	(2.2)	0.4	(3.7)
Income tax provision (benefit)	0.1	(0.3)	0.1	(0.3)
Net income (loss)	1.3%	(2.0)%	0.3%	(3.4)%
Thirteen and Twenty-Six Weeks Ended June 27, 2020 Compared to the Thirteen and Twenty-Six Weeks Ended June 29, 2019
Net Sales and Gross Margin
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
	(in thousands)		(in thousands)
Net sales	$118,930	$73,687	$206,748	$148,425
Cost of sales	78,101	51,924	136,140	106,533
Gross profit	$40,829	$21,763	$70,608	$41,892
Gross margin	34.3%	29.5%	34.2%	28.2%
Net sales increased $45,243, or 61.4%, for the second quarter of 2020 compared to the second quarter of 2019. Our net sales consisted of online sales, representing 94.7% of the total for the second quarter of 2020 (compared to 90.5% in the second quarter of 2019), and offline sales, representing 5.3% of the total for the second quarter of 2020 (compared to 9.5% in the second quarter of 2019). The net sales increase was due to an increase in online sales of $45,912, or 68.8%, offset slightly by a decrease in offline sales of $669, or 9.6%. Our online sales channels increase was driven by an increase in e-commerce sales primarily driven by our sales growth from our flagship website, CarParts.com. The offline sales channel decreased primarily due to decreased sales to our wholesale customers.
Net sales increased $58,323, or 39.3%, for the twenty-six weeks ended June 27, 2020 (“YTD Q2 2020”) compared to the same period in 2019. Our net sales consisted of online and offline sales, representing 93.9% and 6.1%, respectively, of the total net sales for YTD Q2 2020 (compared to 90.6% and 9.4%, respectively, for the same period in 2019). The net sales increase was drive by an increase of $59,770, or 44.5%, in online sales. Our online sales channel increased was driven by an increase in ecommerce sales primarily driven by our sales growth from our flagship website, CarParts.com. The offline sales channel decreased primarily due to decreased sales to our wholesale customers.
Gross profit increased $19,066 or 87.6%, for the second quarter of 2020 compared to the same period of 2019 and increased $28,716, or 68.5%, in YTD Q2 2020 compared to YTD Q2 2019. Gross margin increased

480 basis points to 34.3% in the second quarter of 2020 compared to 29.5% in the second quarter of 2019. Gross margin increased 600 basis points to 34.2% for YTD Q2 2020 compared to 28.2% in the same period of 2019. The increase in gross profit and gross margin was primarily due to improved product mix, as well as supply chain optimizations.
Operating Expense
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
	(in thousands)		(in thousands)
Operating expense	$38,653	$22,968	$68,785	$46,543
Percent of net sales	32.5%	31.2%	33.3%	31.4%
Operating expense increased $15,685, or 68.3%, and increased $22,242, or 47.8%, for the second quarter of 2020 and YTD Q2 2020, respectively, compared to the same periods in 2019 primarily due to an increase in fulfillment expense as well as an increase in marketing expense. The increase in fulfillment expense was primarily due to a higher number of fulfilled orders as well as additional expenses incurred from our Las Vegas, Nevada distribution center that opened in the third quarter of 2019. The increase in marketing expense was primarily due to an increase in marketing spend.
Total Other Expense, Net
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
	(in thousands)		(in thousands)
Other expense, net	$(490)	$(438)	$(1,079)	$(852)
Percent of net sales	(0.4)%	(0.6)%	(0.5)%	(0.6)%
Total other expense, net, increased $52, or 11.9%, and increased $227, or 26.6%, for the second quarter and YTD Q2 2020, respectively, compared to the same periods in 2019. This increase was primarily due to an increase in interest expense attributable to an increase in capital assets for the distribution centers.
Income Tax Provision (Benefit)
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
	(in thousands)		(in thousands)
Income tax provision (benefit)	$118	$(186)	$154	$(465)
Percent of net sales	0.1%	(0.3)%	0.1%	(0.3)%
For the thirteen and twenty-six weeks ended June 27, 2020, the effective tax rate for the Company’s operations was 7.0% and 20.7%, respectively. The effective tax rate differed from the U.S. federal statutory rate primarily due to state income taxes, income of our Philippines subsidiary that is subject to different effective tax rates, share-based compensation that is either not deductible for tax purposes or for which the tax deductible amount is different than the financial reporting amount, and a change in the valuation allowance that offset the tax on the current period pre-tax income.
For the thirteen and twenty-six weeks ended June 29, 2019, the effective tax rate for the Company’s operations was 11.3% and 8.4%, respectively. The effective tax rate differed from the U.S. federal statutory rate primarily due to state income taxes, income of our Philippines subsidiary that is subject to different effective tax rates, and share-based compensation that is either non-deductible for tax purposes or for which the tax deductible amount is different than the financial reporting amount.
We account for income taxes in accordance with ASC Topic 740 - Income Taxes (“ASC 740”). Under the provisions of ASC 740, management is required to evaluate whether a valuation allowance should be established against its deferred tax assets. We currently have a full valuation allowance against our deferred tax assets. As of each reporting date, the Company’s management considers new evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred tax assets. For the twenty-six weeks ended June 27, 2020, there was no material change from fiscal year ended 2019 in the amount of the Company's deferred tax assets that are not more likely than not to be realized in future years.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted in response to the COVID-19 pandemic. The CARES Act contains numerous income tax provisions, such as relaxing limitations on the deductibility of interest and the use of net operating losses arising in taxable years beginning after December 31, 2017. Due to the existence of previously incurred losses, the NOL carryback provisions of the CARES Act did not result in a cash benefit to us, however, we do anticipate increased interest expense deductions for tax purposes in 2020 and 2021 as a result of the relaxation of the limitations on the deductibility of interest.
Foreign Currency
The impact of foreign currency is related to our offshore operations in the Philippines and sales of our products in Canada and was not material to our operations.
Operating Results for the Fifty-Two Weeks Ended December 28, 2019 Compared to the Fifty-Two Weeks Ended December 29, 2018
The following table sets forth selected statement of operations data for the periods indicated, expressed as a percentage of net sales:
	Fiscal Year Ended
	December 28, 2019	December 29, 2018
Net sales	100.0%	100.0%
Cost of sales	70.0	72.8
Gross profit	30.0	27.2
Operating expense	32.9	28.9
Loss from operations	(2.9)	(1.7)
Other income (expense):
Other income, net	0.0	0.5
Interest expense	(0.7)	(0.6)
Total other expense, net	(0.7)	(0.1)
Loss before income taxes	(3.6)	(1.8)
Income tax provision (benefit)	7.6	(0.1)
Net loss	(11.2)%	(1.7)%
Fifty-Two Weeks Ended December 28, 2019 Compared to the Fifty-Two Weeks Ended December 29, 2018
Net Sales and Gross Margin
	Fiscal Year Ended
	December 28, 2019	December 29, 2018	$ Change	% Change
	(in thousands)
Net sales	$280,657	$289,467	$(8,810)	(3.0)%
Cost of sales	196,434	210,746	(14,312)	(6.8)%
Gross profit	$84,223	$78,721	$5,502	7.0%
Gross margin	30.0%	27.2%		2.8%
Net sales decreased $8,810 for fiscal year 2019 compared to fiscal year 2018. Our net sales consisted of online sales, which include our e-commerce sites, online marketplace sales channels and online advertising, representing 91.2% of the total for fiscal year 2019 (compared to 89.1% in fiscal year 2018), and offline sales, representing 8.8% of the total for fiscal year 2019 (compared to 10.9% in fiscal year 2018). The net sales decrease was due to a decrease of $1,957, or 0.8%, in online sales, and a decrease of $6,853, or 21.8%, in offline sales. Offline sales decreased primarily due to decreased revenue from wholesale operations. Our online sales decreased primarily due to a decrease in total online orders of 2.4%, as well as a decrease in average order value of 7.0%. The decrease in total orders was primarily attributable to a decrease in marketplace sales with one of our channel partners, as well as due to a decrease in e-commerce sales attributable to a reduction of traffic and a shift in our focus to private label sales vs. branded sales.
Gross profit increased $5,502, or 7.0%, in fiscal year 2019 compared to fiscal year 2018. Gross margin increased 280 basis points to 30.0% in fiscal year 2019 compared to 27.2% in fiscal year 2018. Gross margin increased in fiscal year 2019 compared to fiscal year 2018 primarily due to a shift towards higher margin private label sales.
Operating Expense
	Fiscal Year Ended
	December 28, 2019	December 29, 2018	$ Change	% Change
	(in thousands)
Operating expense	$92,473	$83,728	$8,745	10.4%
Percent of net sales	32.9%	28.9%		4.0%
Operating expense increased $8,745, or 10.4%, for fiscal year 2019 compared to fiscal year 2018 primarily due to an increase in marketing expense as well as an increase in fulfillment expense. The increase in marketing expense was primarily due to an increase in marketing spend and overhead driven by investments in marketing platforms and employees. The increase in fulfillment expense was primarily due to a higher number of fulfilled orders as well as additional expenses incurred from our Las Vegas, Nevada distribution center that opened in the third quarter of 2019.
Total Other Expense, Net
	Fiscal Year Ended
	December 28, 2019	December 29, 2018	$ Change	% Change
	(in thousands)
Other expense, net	$(1,861)	$(211)	$(1,650)	782.0%
Percent of net sales	(0.7)%	(0.1)%		(0.6)
Total other expense, net increased $1,650, or 782.0%, for fiscal year 2019 compared to fiscal year 2018. Total other expense increased during fiscal year 2019 compared to fiscal year 2018 primarily due to interest expense compared to the prior year, as well as the sale of AutoMD assets for $1,400 in 2018.
Income Tax Provision
	Fiscal Year Ended
	December 28, 2019	December 29, 2018	$ Change	% Change
	(in thousands)
Income tax (benefit) provision	$21,437	$(329)	$21,766	(6,615.8)%
Percent of net sales	7.6%	(0.1)%		7.8%
The Company accounts for income taxes in accordance with ASC 740 - Income Taxes (“ASC 740”). Under the provisions of ASC 740, management is required to evaluate whether a valuation allowance should be established against its deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. Realization of deferred tax assets is dependent upon taxable income in prior carryback years, estimates of future taxable income, tax planning strategies, and reversal of existing taxable temporary difference. ASC 740 provides that forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years or losses expected in early future years. As of December 28, 2019, when revaluating all available evidence, including (1) recent history of operating losses, (2) inability to objectively estimate future income and (3) lack of (i) tax planning strategies, (ii) income in carryback periods and (iii) reversing existing temporary differences, management considered it appropriate to record an additional valuation allowance of approximately $23,015 against our deferred tax assets. As of December, 29, 2018, we maintained a valuation allowance in the amount of $29,791 against deferred tax assets that were nor more likely than not to be realized.

As of each reporting date, our management considers new evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred tax assets. As we continue to assess our operations, to the extent our results and expectations of core earnings continue, we may be in a position to release additional valuation allowance in the future.
As of December 28, 2019, we had no material unrecognized tax benefits, interest or penalties related to federal and state income tax matters. At December 28, 2019, the Company’s federal and state net operating loss (“NOL”) carryforwards were $85,830 and $79,643, respectively. Federal NOL carryforwards of $2,106 were acquired in the acquisition of WAG which are subject to Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and limited to an annual usage limitation of $135. Our federal NOL carryforwards begin to expire in 2029, while the Company’s state NOL carryforwards being to expire in 2020.
Liquidity and Capital Resources
Sources of Liquidity
During the twenty-six weeks ended June 27, 2020 and June 29, 2019, we primarily funded our operations with cash and cash equivalents generated from operations as well as through borrowing under our credit facility. We had cash and cash equivalents of $24,860 as of June 27, 2020, representing a $22,587 increase from $2,273 of cash as of December 28, 2019. The cash increase was primarily the result of the increase in net cash provided by operating activities. Based on our current operating plan, and despite the current uncertainty resulting from the COVID-19 pandemic, we believe that our existing cash and cash equivalents, investments, cash flows from operations and available funds under our credit facility will be sufficient to finance our operations through at least the next twelve months (see “Debt and Available Borrowing Resources” and “Funding Requirements” below).
As of June 27, 2020, our credit facility provided for a revolving commitment of up to $30,000 subject to a borrowing base derived from certain of our receivables, inventory and property and equipment (see “Debt and Available Borrowing Resources” below).
Working Capital
As of June 27, 2020 and December 28, 2019, our working capital was $8,616 and $2,427, respectively. The historical seasonality in our business during the year can cause cash and cash equivalents, inventory and accounts payable to fluctuate, resulting in changes in our working capital.
Cash Flows
The following table summarizes the key cash flow metrics from our consolidated statements of cash flows for the twenty-six weeks ended June 27, 2020 and June 29, 2019 (in thousands):
	Twenty-Six Weeks Ended
	June 27, 2020	June 29, 2019
Net cash provided by operating activities	$25,168	$2,950
Net cash used in investing activities	(3,840)	(3,431)
Net cash provided by (used in) financing activities	1,267	(668)
Effect of exchange rate changes on cash	(8)	1
Net change in cash and cash equivalents	$22,587	$(1,148)
Operating Activities
Net cash provided by operating activities for the twenty-six weeks ended June 27, 2020 and June 29, 2019 was $25,168 and $2,950, respectively. The increase was primarily due to the higher balance of accounts payable because of timing of payments and temporary, favorable payment terms granted by our top vendors and improvements in other working capital.
Investing Activities
For the twenty-six weeks ended June 27, 2020 and June 29, 2019, net cash used in investing activities was the result of additions to property and equipment ($3,840 and $3,431, respectively), which are mainly related to capitalized website and software development costs.

Financing Activities
Net cash provided by (used in) financing activities was $1,267 and ($668), respectively, for the twenty-six weeks ended June 27, 2020 and June 29, 2019. The main reason attributable for the shift to net cash provided was primarily due to proceeds from stock option exercises that occurred during the second quarter of 2020.
Debt and Available Borrowing Resources
Total debt was $9,337 as of June 27, 2020 compared to $11,056 as of December 28, 2019 and primarily consists of right-of-use obligations - finance. During the twenty-six weeks ended June 27, 2020, the Company paid off the notes payable associated with the development of the Las Vegas, Nevada distribution center. Therefore, the notes payable balance was $0 as of June 27, 2020.
The Company maintains an asset-based revolving credit facility ("Credit Facility") that provides for, among other things, a revolving commitment in an aggregate principal amount of up to $30,000, which is subject to a borrowing base derived from certain receivables, inventory and property and equipment. Our Credit Facility also provides for an option to increase the aggregate principal amount from $30,000 to $40,000 subject to lender approval. As of June 27, 2020, our outstanding revolving loan balance was $0. The outstanding letters of credit balance as of June 27, 2020 was $13,609, of which $11,900 was utilized and included in accounts payable in our consolidated balance sheet. We use letters of credit in the ordinary course of business to satisfy certain vendor obligations.
Loans drawn under the Credit Facility bear interest at a per annum rate equal to either (a) LIBOR plus an applicable margin of 1.25% to 1.75% per annum based on our fixed charge coverage ratio, or (b) an “alternate prime base rate” subject to an increase or reduction by up to 0.25% per annum based on the Company’s fixed charge coverage ratio. As of June 27, 2020, the Company’s LIBOR based interest rate was 1.94% (on $0 principal) and the Company’s prime based rate was 3.50% (on $0 principal). A commitment fee, based upon undrawn availability under the Credit Facility bearing interest at a rate of 0.25% per annum, is payable monthly. Under the terms of the Credit Agreement, cash receipts are deposited into a lock-box, which are at the Company’s discretion unless the “cash dominion period” is in effect, during which cash receipts will be used to reduce amounts owing under the Credit Agreement. The cash dominion period is triggered in an event of default or if excess availability is less than the $3,600 for three consecutive business days, and will continue until, during the preceding 45 consecutive days, no event of default existed and excess availability has been greater than $3,600 at all times (with the trigger subject to adjustment based on the Company’s revolving commitment). In addition, in the event that “excess availability,” as defined under the Credit Agreement, is less than $3,000 the Company shall be required to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0. The Company’s excess availability was $11,452 as of June 27, 2020. The Credit Facility matures on December 16, 2022.
Our Credit Agreement requires us to satisfy certain financial covenants which could limit our ability to react to market conditions or satisfy extraordinary capital needs and could otherwise restrict our financing and operations. If we are unable to satisfy the financial covenants and tests at any time, we may as a result cease being able to borrow under the Credit Facility or be required to immediately repay loans under the Credit Facility, and our liquidity and capital resources and ability to operate our business could be severely impacted, which would have a material adverse effect on our financial condition and results of operations. In those events, we may need to sell assets or seek additional equity or additional debt financing or attempt to modify our existing Credit Agreement. There can be no assurance that we would be able to raise such additional financing or engage in such asset sales on acceptable terms, or at all, or that we would be able to modify our existing Credit Agreement.
Funding Requirements
Based on our current operating plan, we believe that our existing cash, cash equivalents, investments, cash flows from operations and available debt financing will be sufficient to finance our operational cash needs through at least the next twelve months. Our future capital requirements may, however, vary materially from those now planned or anticipated. Changes in our operating plans, lower than anticipated net sales or gross margins, increased expenses, continued or worsened economic conditions, worsening operating performance by us, or other events, including those described in “Risk Factors” included in Part II, Item 1A may force us to sell assets or seek additional debt or equity financings in the future, including the issuance of additional common stock under a registration statement. As such, there can be no assurance that we would be able to raise such additional financing or engage in asset sales on acceptable terms, or at all. If we are not able to raise adequate additional financing or proceeds from asset sales, we will need to defer, reduce or eliminate significant planned expenditures, restructure or significantly curtail our operations.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements.
Seasonality
We believe our business is subject to seasonal fluctuations. We have historically experienced higher sales of body parts in winter months when inclement weather and hazardous road conditions typically result in more automobile collisions. Engine parts and performance parts and accessories have historically experienced higher sales in the summer months when consumers have more time to undertake elective projects to maintain and enhance the performance of their automobiles and the warmer weather during that time is conducive for such projects. We expect the historical seasonality trends to continue, and such trends may have a material impact on our financial condition and results of operations in subsequent periods.
Inflation
Inflation has not had a material impact upon our operating results, and we do not expect it to have such an impact in the near future. We cannot assure you that our business will not be affected by inflation in the future.
Critical Accounting Policies and Estimates
Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, net sales, costs and expenses, as well as the disclosure of contingent assets and liabilities and other related disclosures. On an ongoing basis, we evaluate our estimates, including, but not limited to, those related to revenue recognition, uncollectible receivables, inventory, valuation of deferred tax assets and liabilities, intangible and other long-lived assets and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of our assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates, and we include any revisions to our estimates in our results for the period in which the actual amounts become known.
There were no significant changes to our critical accounting policies during the thirteen weeks ended June 27, 2020. We believe our critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our historical consolidated financial condition and results of operations (for further detail refer to our Annual Report on Form 10-K that we filed with the SEC on March 10, 2020):
•	Revenue Recognition;
•	Inventory;
•	Website and Software Development Costs;
•	Income Taxes; and
•	Share-Based Compensation.
Recent Accounting Pronouncements
See “Note 1 – Summary of Significant Accounting Policies and Nature of Operations” of the Notes to Consolidated Financial Statements (Unaudited), included in our Quarterly Report on Form 10-Q for the Twenty-Six Weeks Ended June 27, 2020 filed with the SEC on August 11, 2020.

DILUTION
If you purchase shares in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.
As of June 27, 2020, our net tangible book value was $20,376 million, or $0.48 per share of common stock. After giving effect to our issuance and sale of 4,000,000 shares of common stock in this offering at a public offering price of $13.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 27, 2020 would have been $69,976 million, or $1.51 per share. This represents an immediate increase in as adjusted net tangible book value to existing stockholders of $1.03 per share of common stock and an immediate dilution to new investors purchasing common stock in this offering of $1.03 per share.
The following table illustrates this per share dilution to the new investors purchasing shares of common stock in this offering:
Public offering price per share		$13.00
Net tangible book value per share at June 27, 2020	$0.48
Increase in net tangible book value per share attributable to this offering	1.03
As adjusted net tangible book value per share after this offering		1.51
Dilution in net tangible book value per share to investors in this offering		$1.03
If the underwriters exercise in full their option to purchase 900,000 additional shares of common stock in this offering, the as adjusted net tangible book value per common share after giving effect to this offering would be $1.72 per share, and the dilution in as adjusted net tangible book value per share to new investors in this offering would be $1.23 per share.
The table and calculations above exclude:
•	7,731,573 shares of common stock issuable upon the exercise of outstanding stock options;
•	3,053,475 additional shares of common stock reserved for issuance pursuant to outstanding equity awards issued under our equity compensation plans;
•	1,437,945 shares of common stock reserved for future awards pursuant to our equity compensation plans; and
•	shares of common stock sold by the selling stockholder in this offering.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of June 27, 2020 on:
•	an actual basis; and
•
an as adjusted basis, after giving effect to this offering and the payment of underwriting discounts and commissions and estimated offering expenses payable by us (but not the application of the net proceeds therefrom).

The table below assumes no exercise by the underwriters of their option to purchase additional shares of common stock.
This table should be read in conjunction with the sections titled “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the SEC on March 10, 2020 and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 27, 2020 that we filed with the SEC on August 11, 2020.
	As of June 27, 2020
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$24,860	$74,460
Long-term debt (including current maturities):
Long-term debt, less current portion, net of debt issuance costs	$8,667	$8,667
Long-term operating lease liabilities	11,725	11,725
Deferred tax liabilities, net
Other long-term liabilities	2,688	2,688
Total debt	23,080	23,080
Stockholders’ equity:
Series A convertible preferred stock, $0.001 par value; $1.45 per share liquidation value or aggregate of $6,017; 4,150 shares authorized; 0 shares issued and outstanding at June 27, 2020	0	0
Common stock, $0.001 par value; 100,000 shares authorized; 42,411 shares issued and outstanding at June 27, 2020 (of which 2,525 are treasury stock)	45	49
Additional paid-in capital	194,693	244,289
Retained earnings	(167,358)	(167,358)
Total stockholders’ equity	20,376	69,976
Total capitalization	$20,376	$69,976

SELLING STOCKHOLDER
Except as set forth herein, or incorporated by reference into this prospectus supplement or the accompanying prospectus, the selling stockholder do not have, and within the past three years have not had, any material relationship with us or any of our affiliates.
Mehran Nia
Mehran Nia has served as our director since May 2018 and was appointed as a Class I director pursuant to the Nia Agreement (as defined below). Mr. Nia is one of our co-founders and previously served as our Chief Executive Officer and President and a director from 1995 until 2007.
On May 31, 2018, we entered into a Board Candidate Agreement (the “Nia Agreement”) with Mehran Nia and the Nia Living Trust Established September 2, 2004 (the “Nia Trust” and together with Mr. Nia, “Nia”).
Under the Nia Agreement, we have appointed Mr. Nia to the Board as a Class I Director, effective May 31, 2018 and agreed to appoint a second director to the Board as a Class II Director (the “Second Director”) at such later date as mutually agreed by us and Nia. The Second Director shall be mutually agreeable to us and Nia and shall be considered “independent” as defined under the listing standards of the Nasdaq Stock Market. We have agreed that the Board would expand the size of the Board to nine directors to appoint the Second Director.
If at any point in time Nia fails to beneficially own more than 5% of our outstanding voting capital stock or Nia breaches any provision of the Nia Agreement (each, a “Termination Event”), Mr. Nia and/or the Second Director shall promptly resign from the Board upon request. In addition, in the event Mr. Nia or the Second Director, as the case may be, resigns or otherwise ceases to serve as a director, other than due to a Termination Event, prior to the expiration of the Nia Voting Period (as defined below), we and Mr. Nia agree to work collaboratively to appoint a replacement candidate (a “Replacement Candidate”) through a process conducted, and based on criteria established, by the Nominating and Corporate Governance Committee of the Board.
Additionally, at each annual or special meeting of our stockholders, Nia has agreed to vote all shares of the our capital stock beneficially owned by Nia (the “Nia Shares”) on each director nominee or other matter presented for a vote which has been recommended by the Board and has agreed not to provide assistance with any vote to be taken by our stockholders that has not been formally recommended by the Board (collectively, the “Nia Obligations”). Pursuant to the Nia Agreement, the Nia Obligations begin on the date of the Nia Agreement and shall end on the earliest to occur of (i) the date that we notify Nia in writing that we do not intend to re-nominate Mr. Nia as a director at its 2019 Annual Meeting of Stockholders or such subsequent annual meeting at which Mr. Nia would be up for re-election; and (ii) the date on which Mr. Nia ceases to serve as a director unless Mr. Nia (a) ceases to serve as a director due to a Termination Event or (b) we and Mr. Nia are working to appoint a Replacement Candidate (such period, the “Nia Voting Period”). In connection with the Nia Obligations, Nia has also granted to us an irrevocable proxy with respect to the Nia Shares during the Nia Voting Period. The terms of the Nia Agreement also contain a mutual non-disparagement provision.
On January 17, 2019 and March 25, 2019, we and Nia entered into amendments to the Nia Agreement (the “Amendments”). Under the Amendments, Nia has agreed to defer the right to designate a Second Director, provided that we agree to use commercially reasonable efforts to appoint the Second Director to the Board at a later date through one of the following methods at our sole discretion: (i) the Board nominates the Second Director to serve as a Class II director at the our 2020 Annual Stockholder Meeting; (ii) we seek stockholder approval at our 2020 Annual Stockholder Meeting to amend our Second Amended and Restated Certificate of Incorporation to expand the size of the Board to ten (10) directors and at a mutually agreeable time thereafter appoints the Second Director to serve on the Board as a Class III director; or (iii) to the extent there is an open vacancy on the Board at or prior to our 2020 Annual Stockholder Meeting, the Board shall appoint the Second Director to serve on the Board and fill such vacancy. On October 3, 2019, in connection with the Nia Agreement, as amended, and upon its own review and consideration of Mr. Barnes’ qualifications and independence, the Board agreed to appoint Mr. Barnes as a Class II director of the Company in accordance with the Nia Agreement, as amended by the Amendments.
On March 25, 2019, the Board appointed Mehran Nia as a Special Advisor to the Company. In connection with Mr. Nia’s appointment as a Special Advisor, Mr. Nia entered into a Consulting Agreement with us (the “Consulting Agreement”), pursuant to which Mr. Nia will perform such duties prescribed by our Chief Executive Officer including without limitation the following: analysis of our data and catalog and merchandising operations, real estate negotiation, vendor negotiation, and other ad hoc projects assigned to him by our Chief Executive Officer. Mr. Nia will work an average of twenty (20) hours per week during the term of the Consulting Agreement with at least eight (8) weeks of service in Manila, Philippines. As consideration for Mr. Nia’s services, Mr. Nia was granted a stock option to purchase 600,000 shares of our common stock (the “Option”) pursuant to our 2016 Equity Incentive Plan. The exercise price for the Option was $1.03, the closing sales price of our common stock as reported by Nasdaq on the date of grant. The Option vests in equal installments over a two year period, with such vesting commencing on the first month anniversary of the grant date, and the remainder of which vests and becomes exercisable in twenty-three equal monthly installments thereafter, subject to Mr. Nia’s continued service with us through such vesting dates. Mr. Nia was also granted a performance stock option to purchase 600,000 shares of our common stock on March 10, 2020 so long as we meet certain EBITDA targets for fiscal 2020.
The proceeds the selling stockholder will receive in connection with the sale of his shares offered under this prospectus supplement will be transferred to such selling stockholder’s former spouse in connection with a divorce settlement (the “Settlement”). In connection with the Settlement, the selling stockholder will also transfer 500,000 shares of common stock to his former spouse, however, such shares of common stock are not covered by this prospectus supplement.
The table below, including the footnotes, sets forth the selling stockholder and other information regarding the beneficial ownership of the shares of common stock held by the selling stockholder based on information provided to us by the selling stockholder. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The percent of shares beneficially owned prior to the offering is based on 42,411,000 shares of our common stock issued and outstanding as of June 27, 2020.
	Shares Beneficially Owned Prior to Offering		Number of Shares to be Sold in the offering	Shares Beneficially Owned After Offering		Number of Shares to be Sold in the offering
Name of Selling Stockholder	Shares	Percentage		Shares	Percentage
Mehran Nia	5,013,542(1)	11.8%	2,000,000	3,013,542	6.49%	33.33%
(1)
Consists of (i) 4,763,341 shares of common stock owned directly by the Nia Living Trust Established September 2, 2004 (the “Living Trust”), of which Mehran Nia and his spouse, Fariba Nia, are co-trustees, (ii) 38,764 shares of common stock owned directly by Mr. Nia, and (iii) 211,436 shares of common stock held by Mr. Nia’s domestic partner. Mehran Nia disclaims beneficial interest in the Living Trust except to the extent of his pecuniary interest therein.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock acquired pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this prospectus supplement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, certain former citizens or long-term residents of the United States, partnerships or other pass-through entities or arrangements and the equity holders therein, S corporations, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons that own, or have owned, actually or constructively, more than 5% of our common stock, persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement, and persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy.
If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors as to particular U.S. federal income tax consequences to them of holding and disposing of our common stock.
PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.
Definition of non-U.S. holder
For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) for U.S. federal income tax purposes. A U.S. person is any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Distributions on Our Common Stock
If we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other taxable disposition of our common stock and will be treated as described under the section of this prospectus supplement titled “—Gain on Disposition of Our Common Stock” below.
Subject to the discussion below regarding backup withholding and FATCA, dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must generally furnish to us or our paying agent or any other withholding agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) including a U.S. taxpayer identification number and certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent or any other withholding agent prior to the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent or any other withholding agent, either directly or through other intermediaries.
Non-U.S. holders that do not timely provide the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must generally furnish a properly executed IRS Form W-8ECI (or applicable successor form).
Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Gain on Disposition of Our Common Stock
Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock, unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or
•
our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. However, there can be no assurance that we will not become a USRPHC in the future.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Information Reporting and Backup Withholding
Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.
Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with its U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.
Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated thereunder and other official guidance (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Future Treasury Regulations or other official guidance may modify these requirements.
Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds. The preamble to these proposed regulations indicates that taxpayers may rely on them pending their finalization. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable income tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of our common stock in respect of amounts withheld.
Prospective investors should consult with their tax advisors regarding the possible implications of FATCA withholding on their investment in our common stock.

UNDERWRITING
RBC Capital Markets, LLC is acting as book-running manager of this offering and representative of the underwriters named below. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us and the selling stockholder the respective number of shares of common stock shown opposite its name below:
Underwriters	Number of Shares
RBC Capital Markets, LLC	4,500,000
Craig-Hallum Capital Group LLC	600,000
D.A. Davidson & Co.	450,000
Roth Capital Partners, LLC	450,000
Total	6,000,000
The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:
•
the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholder to the underwriters are true;
•	there is no material change in our business or the financial markets; and
•	we and the selling stockholder deliver customary closing documents to the underwriters.
Commissions and Expenses
The following table summarizes the underwriting discounts and commissions we and the selling stockholder will pay to the underwriters. The amounts with respect to us are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares from certain us. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us and the selling stockholder for the shares.
	Us		Selling stockholder
	No Exercise	Full Exercise
Per Share	$0.5746	$0.5746	$0.5746
Total	$2,298,400	$2,815,540	$1,149,200
The representative has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.34476 per share. After the offering, the representative may change the offering price and other selling terms.
The expenses of the offering to be incurred by us and the selling stockholder are estimated to be approximately $0.1 million (excluding underwriting discounts and commissions). We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $15,000. We have agreed to pay expenses incurred by the selling stockholder in connection with the offering, other than the underwriting discounts and commissions.
Option to Purchase Additional Shares
We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of shares at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements
We have agreed that, without the prior written consent of RBC Capital Markets, LLC on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement, or the restricted period, offer, sell, contract to sell, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any of our affiliates or any subsidiary, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 17 of the Exchange Act, any other shares of our common stock or any securities convertible into, or exercisable, or exchangeable for, shares of our common stock or shares of any class of our capital stock or any securities convertible into, or exercisable, or exchangeable for, any of the foregoing; or publicly announce an intention to effect any such transaction.
The restrictions described in the immediately preceding paragraph do not apply to: (1) the sale of shares of our common stock to the underwriters; (2) the issuance of shares of our common stock upon the exercise or conversion of a security outstanding at the time the Underwriting Agreement is executed; or (3) the issuance of shares of common stock pursuant to any equity incentive plan, stock ownership plan, or dividend reinvestment plan in effect at the time the Underwriting Agreement is executed.
In addition, all of our directors and executive officers and the selling stockholder have agreed that, without the prior written consent of RBC Capital Markets, LLC on behalf of the underwriters, they will not, for a period of 60 days after the date of this prospectus supplement, other than in connection with a divorce settlement offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission (the “SEC”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction. In the case of transfers pursuant to
The restrictions described in the immediately preceding paragraph do not apply to transfers: (1) pursuant to the terms of the underwriting agreement; (2) as bona fide gifts; (3) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned; (4) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement;(5) to entities where the undersigned is the sole beneficial owner of all capital stock of the Company held by such entities; (6) transfers to the Company in connection with the “net” or “cashless” exercise of stock options or other rights, or in satisfaction of any tax withholding obligations through cashless surrender or otherwise; (7) to the extent acquired in open market transactions after the completion of the offering; or (8) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of capital stock of the Company during the 60-day period after the date of this prospectus supplement.
RBC Capital Markets, LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, RBC Capital Markets, LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.
Indemnification
We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids
The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•
A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.
•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Passive Market Making
In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.
Electronic Distribution
A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Listing on the Nasdaq Global Market
Our common stock is on the Nasdaq Global Market under the symbol “PRTS.”
Stamp Taxes
If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.
Other Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares of common stock by it will be made on the same terms.
European Economic Area and United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to the offering of our common stock to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State (all in accordance with the Prospectus Regulation), except that offers of shares of common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
•	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation); or
•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of common stock shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
Each underwriter has represented and agreed that:
•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Notice to Residents of Canada
The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendments thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon by Dorsey & Whitney LLP, Salt Lake City, UT. Certain legal matters in connection with the offering of the securities will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.
EXPERTS
The financial statements of CarParts.com, Inc. (formerly U.S. Auto Parts Network, Inc.) as of December 28, 2019 and December 29, 2018 and for the years then ended, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). Copies of certain information filed by us with the SEC are also available on our website at www.usautoparts.com. The information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.
This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with SEC rules and regulations. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph. Please be aware that statements in this prospectus referring to a contract or other document are summaries and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):
•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the SEC on March 10, 2020;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2020, filed with the SEC on May 6, 2020;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2020, filed with the SEC on August 11, 2020;
•
our Current Reports on Form 8-K filed with the SEC on April 16, 2020, May 4, 2020, June 3, 2020, June 16, 2020, June 22, 2020, July 17, 2020 (other than with respect to Item 7.01), July 27, 2020 (other than with respect to Item 7.01) and August 14, 2020; and

•
the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on January 27, 2015 pursuant to Section 12(b) of the Exchange Act, as updated by the description of our common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the SEC on March 10, 2020.

We also incorporate by reference any future filings (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement until we sell all of the securities we are offering or the termination of the offering, excluding, in each case, information deemed furnished and not filed.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.
Requests for such documents should be directed to:
CarParts.com, Inc.
2050 W. 190th Street, Suite 400
Torrance, CA 90504
Attention: Secretary
You may also access the documents incorporated by reference in this prospectus through our website at www.carparts.com/investor. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

PROSPECTUS

$200,000,000
CarParts.com, Inc.
Common stock
Preferred stock
Warrants
Debt securities
Subscription Rights
Units
2,000,000 Shares of
Common Stock
Offered by the Selling Stockholders
From time to time, we may offer and sell, in one or more series or issuances and on terms that we will determine at the time of the offering, any combination of the securities described in this prospectus, up to an aggregate amount of $200,000,000. We may also offer shares of common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.
In addition, the selling stockholders may, from time to time in one or more offerings, offer and sell up to 2,000,000 shares of our common stock.
This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. A prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference in this prospectus before you invest in any securities.
Our common stock is listed on The Nasdaq Global Market under the symbol “PRTS”. On August 3, 2020, the last reported sale price for our common stock was $13.70 per share. We will provide information in any applicable prospectus supplement regarding any listing of securities other than shares of our common stock on any securities exchange. We or the selling stockholders may offer and sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any of our securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable fees, commissions, discounts or over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. We will not receive any proceeds from the sale of securities by the selling stockholders.
INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. YOU SHOULD REVIEW CAREFULLY THE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS AND CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 11, 2020

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate amount of $200,000,000 and the selling stockholders may sell up to an aggregate of 2,000,000 shares of common stock, in one or more offerings.
This prospectus provides you with a general description of the securities we and the selling stockholders may offer. Each time we sell securities in a primary offering, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference.”
Any prospectus supplement attached to the front of this prospectus may describe, as applicable: the terms of the securities offered; the public offering price; the price paid for the securities; net proceeds; and the other specific terms related to the offering of the securities.
You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus relating to a particular offering. No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us and/or the selling stockholders. Neither this prospectus nor any prospectus supplement nor any related free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.
You should read the entire prospectus and any prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or free writing prospectus is correct as of any date subsequent to the date hereof or the date of such prospectus supplement or free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.
Unless the context requires otherwise, as used in this report, the terms “CarParts.com,” the “Company,” “we,” “us” and “our” refer to CarParts.com, Inc. and its subsidiaries.
U.S. Auto Parts®, U.S. Auto Parts Network™, Kool-Vue®, JC Whitney®, Carparts.com®, and Evan Fischer®, amongst others, are our United States trademarks. All other trademarks and trade names appearing in this report are the property of their respective owners.
ii

PROSPECTUS SUMMARY
This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision. Unless the context otherwise requires, the terms “CarParts.com,” “the Company,” “we,” “us,” and “our” in this prospectus refer to CarParts.com, Inc., and its subsidiaries.
The Company
We are a leading online provider of automotive aftermarket parts. Our vision is that vehicle repairs and upgrades are easy and affordable. Our mission is to provide an exceptionally easy experience for our customers. Our mantra is “make it easy for our customers.” Our five core values are: customer focus, teamwork, integrity, quality, and continuous improvement.
We principally sell our products, identified as stock keeping units (“SKUs”), to individual consumers through our network of websites and online marketplaces. Our user-friendly websites provide customers with a comprehensive selection of over 1.2 million SKUs with detailed product descriptions, attributes and photographs. We have developed a proprietary product database that maps our SKUs to product applications based on vehicle makes, models and years.
Our online sales channel and relationships with suppliers enable us to eliminate intermediaries in the traditional auto parts supply chain and to offer a broader selection of SKUs than can easily be offered by offline competition.
We were incorporated in California in 1995 as a distributor of aftermarket auto parts and launched our first website in 2000. We reincorporated in Delaware in 2006 and expanded our online operations, increasing the number of SKUs sold through our e-commerce network, adding additional websites, improving our internet marketing proficiency, and commencing sales on online marketplaces. Like most e-commerce retailers, our success depends on our ability to attract online consumers to our websites and convert them into customers in a cost-effective manner. Our efforts to improve the website purchase experience for our online customers have included our efforts to: (1) help our customers find the parts they want to buy through a customized and guided shopping experience specific to key part names; (2) increase order size across our sites through improved recommendation engines; and (3) provide leading customer service and product support.
We intend to continue to implement strategies designed to build and increase our customer lifetime value by focusing on increasing gross profit after freight per transaction, transaction attachment rate, repeat purchases and conversion. We are in the process of adding resources to our marketing, user experience and technology teams to drive new investment in organic and paid search, retention marketing and improvements to our technology infrastructure. We also plan to continue to restructure the organization to focus on our most prominent e-commerce websites and provide users of our sites with the same or better experience than they would receive on the marketplace sites such as Amazon and eBay. We will therefore continue to place a significant effort on restructuring our data and catalog methodologies to enhance the discovery of products and make our catalog a stronger competitive advantage on our e-commerce sites. We expect to start to receive the benefits from some of these investments towards the end of the year. We are also taking steps to offset some of the freight and competitive pressure which have impacted our gross margin, including developing exclusive private label parts not readily available to our competitors, delivering improved customer experience and making changes to our supply chain by getting closer to the customer to realize freight savings.
We report on a 52/53-week fiscal year, ending on the Saturday nearest the end of December. References to 2019 and 2018 relate to the 52-week fiscal years ended December 28, 2019 and December 29, 2018.
Recent Developments
On July 27, 2020, we changed our name to “CarParts.com, Inc.” and filed a Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company reflecting the change of our name to “CarParts.com, Inc.” In addition, on July 23, 2020, we adopted Amendment No. 2 to the Amended and Restated Bylaws of the Company to (i) reflect the change of our name to “CarParts.com, Inc.” effective upon filing the certificate of amendment and (ii) to adopt an exclusive forum provision to provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any claims under the Securities Act of 1933, as amended.

Corporate Information
We were incorporated in California in 1995 and reincorporated in Delaware in 2006. Our principal executive offices are located at 2050 W. 190th Street, Suite 400, Torrance, CA 90504, and our telephone number is (424) 702-1455. Our flagship website is located at www.carparts.com, and our corporate website is located at www.carparts.com/investor. The information on, or that may be accessed through, our websites is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.
The Securities We May Offer
We may offer up to $200,000,000 of common stock, preferred stock, warrants, debt securities, subscription rights and units from time to time in one or more offerings under this prospectus, together with any applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of the relevant offering. In addition, the selling stockholders may sell up to 2,000,000 shares of our common stock from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:
•	designation or classification;
•	aggregate principal amount or aggregate offering price;
•	maturity;
•	original issue discount;
•	rates and times of payment of interest or dividends;
•	redemption, conversion, exchange or sinking fund terms;
•	ranking;
•	restrictive covenants;
•	voting or other rights;
•
conversion or exchange prices or rates and any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange; and

•	important U.S. federal income tax considerations.
The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.
We may sell the securities directly to investors or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:
•	the names of those underwriters or agents;
•	applicable fees, discounts and commissions to be paid to them;
•	details regarding over-allotment options, if any; and
•	the estimated net proceeds to us.
Common Stock
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Our second amended and restated certificate of incorporation does not provide for cumulative voting rights. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Preferred Stock
Our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders.
Each series of preferred stock, if issued, will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or winding-up, voting rights and rights to convert into common stock. We have no present plans to issue any additional shares of preferred stock.
Warrants
We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with other securities.
Debt Securities
We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into our common shares or preferred shares. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.
The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the applicable indenture that contains the terms of the debt securities. A form of indenture for senior debt securities and a form of indenture for subordinated debt securities have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.
Subscription Rights
We may issue subscription rights to purchase our common stock, preferred stock or debt securities. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering.
Units
We may issue units comprised of one or more of the other classes of securities issued by us as described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.

RISK FACTORS
An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed in the section titled “Risk Factors” in any applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our subsequent current reports on Form 8-K that we have filed with the SEC, all of which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The words “anticipate,” “could,” “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may,” “seek,” “potential,” “predict,” “project,” “should,” “would,” “will,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” and include statements regarding the intent, belief or current expectations of the Company and management that are subject to known and unknown risks, uncertainties and assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in the section titled “Risk Factors” set forth above.
This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement also contain statements that are based on management’s current expectations and beliefs, including estimates and projections about our company, industry, financial condition, results of operations and other matters. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, other corporate expenses and acquisitions of complementary products, technologies or businesses. We do not have agreements or commitments for any specific acquisitions at this time. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in the applicable prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings. Pending their ultimate use, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.
We will not receive any proceeds from the sale by the selling stockholders of up to 2,000,000 shares of common stock.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the most important terms of our capital stock and does not purport to be complete and is qualified in its entirety by the provisions of our second amended and restated certificate of incorporation and amended and restated bylaws, which documents are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).
General
Our second amended and restated certificate of incorporation authorizes us to issue 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Our board of directors is authorized, without stockholder approval except as required by the listing standards of The Nasdaq Stock Market LLC, to issue additional shares of our capital stock. In addition, our board of directors may, without further action by our stockholders, designate the rights, preferences, privileges, and restrictions of our preferred stock in one or more series. Any preferred stock that is designated and issued in the future may have voting or conversion rights that could have the effect of restricting dividends on our shares of common stock, diluting the voting power of our shares of common stock, impairing the rights of our shares of common stock in the event of our dissolution, liquidation or winding-up or otherwise adversely affect the rights of holders of our shares of common stock.
Common Stock
Outstanding Shares
As of June 27, 2020, there were 42,409,336 shares of common stock outstanding. Our board of directors is authorized, without stockholder approval, to issue additional shares of our common stock.
Voting Rights
Common stockholders are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval, and do not have cumulative voting rights. Corporate actions can generally be taken by a majority of our board and/or stockholders holding a majority of our outstanding shares, except as otherwise indicated in the section entitled “Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws,” where certain amendments to our second amended and restated certificate of incorporation and amended and restated bylaws require the vote of at least 66 2/3% of our then outstanding voting securities.
Dividends
Holders of our common stock are entitled to share ratably in any dividends declared by our board of directors on the common stock and paid out of funds legally available for such dividends.
Distribution on Dissolution
In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in any assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.
Rights and Preferences
Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, our common stock or any other securities convertible into shares of our common stock. There are no redemption rights or sinking fund provisions applicable to our common stock.
Other Preferred Stock
Under our second amended and restated certificate of incorporation our board of directors is authorized to issue shares of our preferred stock from time to time, in one or more classes or series, without stockholder approval. Prior to the issuance of shares of each series, the board of directors is required by the DGCL, and our second amended and restated certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation would fix for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including the following:
•	the distinctive serial designation of such series and the number of shares constituting such series;
•	the annual dividend rate on shares of such series, if any, whether dividends shall be cumulative and, if so, from which date or dates;
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whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	the obligation, if any, to retire shares of such series pursuant to a sinking fund;
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whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

•	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;
•	the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company; and
•	any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.
Any future issuance of additional preferred stock could adversely affect the voting power of holders of common stock and further reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. Such an issuance could have the effect of decreasing the market price of the common stock. Such an issuance also could have the effect of delaying, deterring or preventing a change in control of us.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Limited.
Stock Exchange Listing
Our common stock is listed on the Nasdaq Global Market under the symbol “PRTS”.
Anti-Takeover Provisions
Delaware Law. We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. Generally, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who either owns 15% or more of our outstanding voting stock or, together with affiliates and associates, owns or, within three prior years, did own, 15% or more of our outstanding voting stock. These restrictions do not apply if:
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before the date that the person became an “interested stockholder,” our board of directors approved either the “business combination” or the transaction which makes the person an “interested stockholder”;

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the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after the date that the person became an “interested stockholder,” the business combination is approved by (i) our board of directors and (ii) authorized at an annual or special meeting of our stockholders by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the “interested stockholder.”

The statute could have the effect of delaying, deferring, or preventing a change in control.
Bylaw and Certificate of Incorporation Provisions. Our amended and restated bylaws, as amended, provide that special meetings of our stockholders may be called exclusively by a majority of our board of directors or the chairman of our board of directors. Our second amended and restated certificate of incorporation (i) provides for a board comprised of three classes of directors with each class serving a staggered three-year term, (ii) authorizes our board of directors to issue preferred stock from time to time, in one or more classes or series, without stockholder approval, (iii) requires the approval of at least two-thirds of the outstanding voting stock to amend certain provisions of our second amended and restated certificate of incorporation and our amended and restated bylaws, as amended, and (iv) does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.
Additionally, our amended and restated bylaws, as amended, provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to our company or our stockholders, (iii) any action asserting a claim against our company arising pursuant to any provision of the Delaware General Corporation Law or our second amended and restated certificate of incorporation or our amended and restated bylaws, as amended, or (iv) any action asserting a claim against our company governed by the internal affairs doctrine; provided that this choice of forum provision does not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.
These and other provisions contained in our second amended and restated certificate of incorporation and amended and restated bylaws, as amended, could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

DESCRIPTION OF WARRANTS
General
We may issue warrants for the purchase of our debt securities, preferred stock or common stock, or any combination thereof. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.
Debt Warrants
The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:
•	the title of the debt warrants;
•	the offering price for the debt warrants, if any;
•	the aggregate number of the debt warrants;
•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;
•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;
•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;
•	the dates on which the right to exercise the debt warrants will commence and expire;
•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;
•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;
•	information with respect to book-entry procedures, if any;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material U.S. federal income tax considerations;
•	the anti-dilution provisions of the debt warrants, if any;
•	the redemption or call provisions, if any, applicable to the debt warrants;
•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control or similar event; and
•	any additional terms of the debt warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.
Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Equity Warrants
The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:
•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of warrants;
•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;
•	the dates on which the right to exercise the warrants shall commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material U.S. federal income tax considerations;
•	the anti-dilution provisions of the warrants, if any;
•	the redemption or call provisions, if any, applicable to the warrants;
•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control or similar event; and
•	any additional terms of the warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the warrants.
Holders of equity warrants will not be entitled:
•	to vote, consent or receive dividends;
•	to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or
•	to exercise any rights as stockholders of the Company.
The descriptions of the warrants in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable warrants. These descriptions do not restate those warrants in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable warrants because they, and not the summaries, define your rights as holders of the warrants. For more information, please review the forms of the relevant warrants, which will be filed with the SEC promptly after the offering of warrants and will be available as described in the section titled “Where You Can Find More Information.”

DESCRIPTION OF DEBT SECURITIES
This section describes the general terms and provisions of the debt securities that we may offer using this prospectus and the related indenture. This section is only a summary and does not purport to be complete. You must look to the relevant form of debt security and the related indenture for a full understanding of all terms of any series of debt securities. The form of debt security and the related indenture have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into our common shares or preferred shares. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates. While the terms we have summarized herein will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless otherwise mentioned or unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures thereto that specify the terms of a particular series of debt securities.
We will issue the debt securities under an indenture that we will enter into with the trustee named in the indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the forms of indentures as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.
The following summary of material provisions of the debt securities and the indentures is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.
General
The indentures do not limit the amount of debt securities that we may issue. They provide that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indentures, the terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.
We may issue the debt securities issued under the indentures as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in the applicable prospectus supplement.
We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:
•	the title of the series of debt securities;
•	any limit upon the aggregate principal amount that may be issued;
•	the maturity date or dates;
•	the form of the debt securities of the series;

•	the applicability of any guarantees;
•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	whether the debt securities rank as senior debt, senior subordinated debt, or subordinated debt;
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if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

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the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
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if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

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the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund, mandatory redemption or analogous provisions or otherwise, to repurchase, at the holder’s option, the series of debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
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any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

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whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

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if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;
•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;
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additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;
•	additions to or changes in the provisions relating to satisfaction and discharge of the applicable indenture;
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additions to or changes in the provisions relating to the modification of the applicable indenture both with and without the consent of holders of debt securities issued under the applicable indenture;

•	the currency or currencies, including composite currencies, in which payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;
•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;
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the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any, and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale or assignment of the debt securities of the series;
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any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the applicable indenture, and any terms that may be required by us or advisable under applicable laws or regulations; and

•	the subordination terms of the debt securities of the series, if any.
Conversion or Exchange Rights
We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common shares or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common shares or our other securities that the holders of the series of debt securities receive would be subject to adjustment.
Consolidation, Merger or Sale
Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.
Events of Default under the Indentures
Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:
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if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

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if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

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if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.
If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, of such series of debt securities due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.
The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal of, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indentures. Any waiver shall cure the default or event of default.
Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:
•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
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subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

•	a holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:
•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;
•	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and
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the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.
We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.
Modification of Indenture; Waiver
Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may change an indenture without the consent of any holders with respect to specific matters:
•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;
•	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

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to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;
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to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or
•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.
In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:
•	extending the fixed maturity of any debt securities of any series;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.
Discharge
The indentures provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:
•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	recover excess money held by the trustee;
•	compensate and indemnify the trustee; and
•	appoint any successor trustee.
In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
Form, Exchange and Transfer
We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of  $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or

DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.
At the option of the holder, subject to the terms of the applicable indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
Subject to the terms of the applicable indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
If we elect to redeem the debt securities of any series, we will not be required to:
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issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange of any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.
Information Concerning the Trustee
The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
Payment and Paying Agents
Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.
Governing Law
The indentures and the debt securities, and any claim, controversy or dispute arising under or related to the indenture or the debt securities, will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase our common stock, preferred stock or debt securities. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:
•	the price, if any, for the subscription rights;
•	the exercise price payable for our common stock, preferred stock or debt securities upon the exercise of the subscription rights;
•	the number of subscription rights to be issued to each stockholder;
•	the number and terms of our common stock, preferred stock or debt securities which may be purchased per each subscription right;
•	the extent to which the subscription rights are transferable;
•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•
the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by CarParts.com in connection with the offering of subscription rights.
The descriptions of the subscription rights in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable subscription right agreements. These descriptions do not restate those subscription right agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable subscription right agreements because they, and not the summaries, define your rights as holders of the subscription rights. For more information, please review the forms of the relevant subscription right agreements, which will be filed with the SEC promptly after the offering of subscription rights and will be available as described in the section titled “Where You Can Find More Information.”

DESCRIPTION OF UNITS
We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. The units may be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered. The prospectus supplement will describe:
•
the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;
•	a description of the provisions for the payment, settlement, transfer or exchange of the units;
•	a discussion of material federal income tax considerations, if applicable; and
•	whether the units if issued as a separate security will be issued in fully registered or global form.
The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable unit agreements. These descriptions do not restate those unit agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable unit agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the forms of the relevant unit agreements, which will be filed with the SEC promptly after the offering of units and will be available as described in the section titled “Where You Can Find More Information.”

SELLING STOCKHOLDERS
The selling stockholders identified below may offer and sell from time to time up to an aggregate of 2,000,000 shares of our common stock, all of which are currently outstanding.
Except as set forth herein, or incorporated by reference into this prospectus or in any applicable prospectus supplement, the selling stockholder does not have, and within the past three years have not had, any material relationship with us or any of our affiliates.
Mehran Nia
Mehran Nia has served as our director since May 2018 and was appointed as a Class I director pursuant to the Nia Agreement (as defined below). Mr. Nia is one of our co-founders and previously served as our Chief Executive Officer and President and a director from 1995 until 2007.
On May 31, 2018, we entered into a Board Candidate Agreement (the “Nia Agreement”) with Mehran Nia and the Nia Living Trust Established September 2, 2004 (the “Nia Trust” and together with Mr. Nia, “Nia”).
Under the Nia Agreement, we have appointed Mr. Nia to the Board as a Class I Director, effective May 31, 2018 and agreed to appoint a second director to the Board as a Class II Director (the “Second Director”) at such later date as mutually agreed by us and Nia. The Second Director shall be mutually agreeable to us and Nia and shall be considered “independent” as defined under the listing standards of the Nasdaq Stock Market. We have agreed that the Board would expand the size of the Board to nine directors to appoint the Second Director.
If at any point in time Nia fails to beneficially own more than 5% of our outstanding voting capital stock or Nia breaches any provision of the Nia Agreement (each, a “Termination Event”), Mr. Nia and/or the Second Director shall promptly resign from the Board upon request. In addition, in the event Mr. Nia or the Second Director, as the case may be, resigns or otherwise ceases to serve as a director, other than due to a Termination Event, prior to the expiration of the Nia Voting Period (as defined below), we and Mr. Nia agree to work collaboratively to appoint a replacement candidate (a “Replacement Candidate”) through a process conducted, and based on criteria established, by the Nominating and Corporate Governance Committee of the Board.
Additionally, at each annual or special meeting of our stockholders, Nia has agreed to vote all shares of the our capital stock beneficially owned by Nia (the “Nia Shares”) on each director nominee or other matter presented for a vote which has been recommended by the Board and has agreed not to provide assistance with any vote to be taken by our stockholders that has not been formally recommended by the Board (collectively, the “Nia Obligations”). Pursuant to the Nia Agreement, the Nia Obligations begin on the date of the Nia Agreement and shall end on the earliest to occur of (i) the date that we notify Nia in writing that we do not intend to re-nominate Mr. Nia as a director at its 2019 Annual Meeting of Stockholders or such subsequent annual meeting at which Mr. Nia would be up for re-election; and (ii) the date on which Mr. Nia ceases to serve as a director unless Mr. Nia (a) ceases to serve as a director due to a Termination Event or (b) we and Mr. Nia are working to appoint a Replacement Candidate (such period, the “Nia Voting Period”). In connection with the Nia Obligations, Nia has also granted to us an irrevocable proxy with respect to the Nia Shares during the Nia Voting Period. The terms of the Nia Agreement also contain a mutual non-disparagement provision.
On January 17, 2019 and March 25, 2019, we and Nia entered into amendments to the Nia Agreement (the “Amendments”). Under the Amendments, Nia has agreed to defer the right to designate a Second Director, provided that we agree to use commercially reasonable efforts to appoint the Second Director to the Board at a later date through one of the following methods at our sole discretion: (i) the Board nominates the Second Director to serve as a Class II director at the our 2020 Annual Stockholder Meeting; (ii) we seek stockholder approval at our 2020 Annual Stockholder Meeting to amend our Second Amended and Restated Certificate of Incorporation to expand the size of the Board to ten (10) directors and at a mutually agreeable time thereafter appoints the Second Director to serve on the Board as a Class III director; or (iii) to the extent there is an open vacancy on the Board at or prior to our 2020 Annual Stockholder Meeting, the Board shall appoint the Second Director to serve on the Board and fill such vacancy. On October 3, 2019, in connection with the Nia Agreement, as amended, and upon its own review and consideration of Mr. Barnes’ qualifications and independence, the Board agreed to appoint Mr. Barnes as a Class II director of the Company in accordance with the Nia Agreement, as amended by the Amendments.

On March 25, 2019, the Board appointed Mehran Nia as a Special Advisor to the Company. In connection with Mr. Nia’s appointment as a Special Advisor, Mr. Nia entered into a Consulting Agreement with us (the “Consulting Agreement”), pursuant to which Mr. Nia will perform such duties prescribed by our Chief Executive Officer including without limitation the following: analysis of our data and catalog and merchandising operations, real estate negotiation, vendor negotiation, and other ad hoc projects assigned to him by our Chief Executive Officer. Mr. Nia will work an average of twenty (20) hours per week during the term of the Consulting Agreement with at least eight (8) weeks of service in Manila, Philippines. As consideration for Mr. Nia’s services, Mr. Nia was granted a stock option to purchase 600,000 shares of our common stock (the “Option”) pursuant to our 2016 Equity Incentive Plan. The exercise price for the Option was $1.03, the closing sales price of our common stock as reported by Nasdaq on the date of grant. The Option vests in equal installments over a two year period, with such vesting commencing on the first month anniversary of the grant date, and the remainder of which vests and becomes exercisable in twenty-three equal monthly installments thereafter, subject to Mr. Nia’s continued service with us through such vesting dates.
The following table sets forth information as of June 27, 2020 provided by the selling stockholders regarding (i) the beneficial ownership of shares of our common stock and (ii) the number of shares of our common stock that may from time to time be offered or sold pursuant to this prospectus. The information regarding shares of our common stock beneficially owned after the offering assumes the sale of all shares of our common stock offered by the selling stockholders and that the selling stockholders do not acquire any additional shares of our common stock. Information in the table below with respect to beneficial ownership has been furnished by the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise noted, the mailing address of each listed beneficial owner is 2050 W. 190th Street, Torrance, California 90504.
No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in any supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus if applicable to include additional selling stockholders upon provision of all required information to us and subject to the terms of any relevant agreement between us and the selling stockholders.
The selling stockholder is not obligated to sell any of the shares of our common stock offered pursuant to this prospectus. In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Because the selling stockholders identified in the table may sell some or all of the shares of our common stock owned by the selling stockholders that are included in this prospectus, no estimate can be given as to the number of shares covered by this prospectus that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock the selling stockholders hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. Therefore, for purposes of the following table we have assumed that the selling stockholders will sell all of the shares of our common stock beneficially owned by the selling stockholders that are covered by this prospectus, but will not sell any other shares of our common stock that the selling stockholders may currently own.

	Common Stock Beneficially Owned
	Shares Beneficially Owned before Offering		Maximum Number of Shares that may be Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering(1)
Name of Selling Stockholder	Number	Percentage		Number	Percentage (%)
Mehran Nia	5,013,542(2)	11.8%	2,000,000	3,013,542	7.1%
(1)
We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering we cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)
Consists of (i) 4,763,341 shares of common stock owned directly by the Nia Living Trust Established September 2, 2004 (the “Living Trust”), of which Mehran Nia and his spouse, Fariba Nia, are co-trustees, (ii) 38,764 shares of common stock owned directly by Mr. Nia, and (iii) 211,436 shares of common stock held by Mr. Nia’s domestic partner. Mehran Nia disclaims beneficial interest in the Living Trust except to the extent of his pecuniary interest therein.

PLAN OF DISTRIBUTION
We and/or the selling stockholders may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, including ordinary brokerage transactions, block trades, placements, “at the market” transactions, put or call transactions or in any other way not involving market makers or established trading markets, (4) through a combination of any of these methods, or (5) through any other methods described in a prospectus supplement. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. Any prospectus supplement will include, to the extent applicable, the following information:
•	the terms of the offering;
•	the names of any underwriters or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price of the securities;
•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any commissions paid to agents.
We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4). Any at the market offering will be through an underwriter or underwriters acting as principal or agent for us.
Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than two scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.
We may issue to the holders of our common stock, on a pro rata basis for no consideration, subscription rights to purchase shares of our common stock, preferred stock or debt securities. These subscription rights may or may not be transferable by stockholders. The applicable prospectus supplement will describe the specific terms of any offering of our common or preferred stock through the issuance of subscription rights, including the terms of the subscription rights offering, the terms, procedures and limitations relating to the exchange and exercise of the subscription rights and, if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of common or preferred stock through the issuance of subscription rights.
Sales through Underwriters or Dealers
If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us and/or the selling stockholders. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us and/or the selling stockholders, as applicable.
Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities offered pursuant to this prospectus.
If dealers are used in the sale of securities offered through this prospectus, we and/or the selling stockholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
We and/or the selling stockholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved.
Securities may also be sold through agents designated from time to time. Any required prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us and/or the selling stockholders. Unless otherwise indicated in such prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We and/or the selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in any required prospectus supplement.
Delayed Delivery Contracts
If the applicable prospectus supplement indicates, we and/or the selling stockholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.
Market Making, Stabilization and Other Transactions
Unless the applicable prospectus supplement states otherwise, all securities we may offer, other than common stock, will be new issues of securities with no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of such offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Accordingly, we cannot assure you that the securities will have a liquid trading market.
Any underwriter engaged by us and/or the selling stockholders may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging
We, the selling stockholders, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.
Electronic Auctions
We and/or the selling stockholders may also make sales through the Internet or through other electronic means. Since we and/or the selling stockholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we may provide in any prospectus supplement.
Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us and/or the selling stockholders, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.
Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.
General Information
Agents, underwriters and dealers may be entitled, under agreements entered into with us, to indemnification by us and/or the selling stockholders against certain liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers may engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon by Dorsey & Whitney LLP, Salt Lake City, UT.
EXPERTS
The financial statements of CarParts.com, Inc. (formerly U.S. Auto Parts Network, Inc.) as of December 28, 2019 and December 29, 2018 and for the years then ended, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). Copies of certain information filed by us with the SEC are also available on our website at www.carparts.com/investor. The information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.
This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with SEC rules and regulations. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph. Please be aware that statements in this prospectus referring to a contract or other document are summaries and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):
•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the SEC on March 10, 2020;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2020, filed with the SEC on May 6, 2020;
•
our Current Reports on Form 8-K filed with the SEC on April 16, 2020, May 4, 2020, June 3, 2020, June 16, 2020, June 22, 2020, July 17, 2020 (other than with respect to Item 7.01), and July 27, 2020 (other than with respect to Item 7.01); and

•
the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on January 27, 2015 pursuant to Section 12(b) of the Exchange Act, as updated by the description of our common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the SEC on March 10, 2020.

We also incorporate by reference any future filings (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement until we sell all of the securities we are offering or the termination of the offering, excluding, in each case, information deemed furnished and not filed.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.
Requests for such documents should be directed to:
CarParts.com, Inc.
2050 W. 190th Street, Suite 400
Torrance, CA 90504
Attention: Secretary
You may also access the documents incorporated by reference in this prospectus through our website at www.usautoparts.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

6,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Book-Running Manager
RBC Capital Markets
Lead Manager
Craig-Hallum Capital Group
Co-Managers
D.A. Davidson & Co.	Roth Capital Partners
August 13, 2020